Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-299753

Prospectus Supplement (to Prospectus dated November 2, 2026)

Carrier Global Corporation

$750,000,000  5.000% Notes due 2029

$750,000,000  5.350% Notes due 2033

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Carrier Global Corporation (“we” or the “Company”), a Delaware corporation, is offering $750,000,000 aggregate principal amount of our 5.000% notes due 2029 (the “2029 Notes”), and $750,000,00 aggregate principal amount of our 5.350% notes due 2033 (the “2033 Notes” and, together with the 2029 Notes, the “Notes”). The 2029 Notes will bear interest at the rate of 5.000% per annum and will mature on November 4, 2029 and the 2033 Notes will bear interest at the rate of 5.350% per annum and will mature on November 4, 2033. Interest on the 2029 Notes will be payable semi-annual in arrears on May 4 and November 4 of each year, beginning on May 4, 2027 and interest on the 2033 Notes will be payable semi-annually in arrears on May 4 and November 4 of each year, beginning on May 4, 2027.

We intend to use the net proceeds from the sale of the Notes to refinance certain existing indebtedness, including to repay at maturity our 2.493% Notes due 2027 (the “2027 Notes”), with any remaining net proceeds to be used for general corporate and working capital purposes, which may include repayment of borrowings under our commercial paper program. Pending such use, we may use some or all of the net proceeds for general corporate and working capital purposes. See “Use of Proceeds.”

We may redeem either series of Notes at our option, in whole or in part, at any time and from time to time, at the applicable redemption prices described under the caption “Description of the Notes—Optional Redemption.” Upon the occurrence of a Change of Control Triggering Event (as defined in the “Description of the Notes”) with respect to a series of Notes, unless we have exercised our right to redeem the Notes of such series in accordance with the indenture governing the Notes (the “Indenture”), each holder will have the right to require us to purchase all or a portion of such holder’s Notes of the applicable series at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Change of Control Payment Date (as defined in the “Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event”).

The Notes will be unsecured, unsubordinated obligations of ours, and will rank equally in right of payment with all of our existing and future unsubordinated indebtedness. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. For a more detailed description of the Notes, see “Description of the Notes” beginning on page S-10.

The Notes will be new issues of securities for which there is no established market. We do not intend to list the Notes on any securities exchange or to arrange for the Notes to be quoted on any automated dealer quotation system.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

	Per 2029 Note	Total	Per 2033 Note	Total
Public Offering Price(1)	99.336%	$745,020,000	98.438%	$738,285,000
Underwriting Discount	0.350%	$2,625,000	0.625%	$4,687,500
Proceeds to us (before expenses)(1)	98.986%	$742,395,000	97.813%	$733,597,500

___________

(1)      Plus accrued interest, if any, from November 4, 2026

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear system, against payment therefore on or about November 4, 2026, which is the second business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+2”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and should conduct their advisors.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan	BofA Securities	Goldman Sachs & Co. LLC
Barclays	Citigroup	HSBC	Wells Fargo Securities

Co-Managers

BMO Capital Markets	BNP PARIBAS	COMMERZBANK	Deutsche Bank Securities	ICBC Standard Bank	IMI – Intesa Sanpaolo	Loop Capital Markets
MUFG	Siebert Williams Shank	SOCIETE GENERALE	SMBC Nikko		Standard Chartered Bank	UniCredit

Prospectus Supplement dated November 2, 2026

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using an “automatic shelf” registration statement. Our shelf registration statement allows us to offer from time to time a variety of securities. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement and other general information that may apply to this offering. In this prospectus supplement, we provide you with specific information about the Notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, the Notes offered hereby and other information that you should know before investing. This prospectus supplement also adds to, updates and supersedes the information contained in the accompanying prospectus.

Generally, when we refer to this “prospectus supplement,” we are referring to this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein. To the extent any information in this prospectus supplement is inconsistent with the accompanying prospectus or any other earlier-dated documents incorporated by reference therein, this prospectus supplement will update and supersede the information in the accompanying prospectus. It is important for you to read and carefully consider all information contained in this prospectus supplement and the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus, together with the additional information described under “Incorporation by Reference” in this prospectus supplement, before investing in the Notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we authorize to be delivered to you. We have not, and the underwriters have not, authorized any person to provide any information or to make any representation other than what is contained in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus prepared by or on behalf of us or to which we have referred you, and if given or made, such information or representation must not be relied upon as having been authorized. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we have prepared or authorized, nor any sale made hereunder, shall create any implication that there have been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference herein or therein is accurate as of any date other than or subsequent to their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, all references to “Carrier,” the “Company,” “we,” “us” and “our” or similar expressions in this prospectus supplement and the accompanying prospectus refer collectively to Carrier Global Corporation, a Delaware corporation, and its subsidiaries.

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TRADEMARKS AND TRADE NAMES

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain certain of our trademarks, service marks and trade names, which are protected under applicable intellectual property laws and are the property of Carrier Global Corporation or its subsidiaries. Solely for convenience, these trademarks, service marks and trade names may appear without ® or ™ symbols. The absence of such symbols is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights in these trademarks, service marks and trade names. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Use or display of other companies’ trademarks, service marks or trade names is not intended to imply a relationship or affiliation with, or endorsement or sponsorship of the Company by, these other companies.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “intend,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident,” “scenario” and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax rates and other measures of financial performance or potential future plans, our strategies or transactions, our plans with respect to our indebtedness and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation:

•        the effect of economic conditions in the industries and markets in which we and our businesses operate in the U.S. and globally and any changes therein, including financial market conditions, inflationary cost pressures, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction, the impact of weather conditions, pandemic health issues, natural disasters and the financial condition of our customers and suppliers;

•        challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services;

•        future levels of capital spending and research and development spending;

•        future availability of credit and factors that may affect such availability, including credit market conditions and our capital structure and credit ratings;

•        the timing and scope of future repurchases of our common stock, including market conditions and the level of other investing activities and uses of cash;

•        delays and disruption in the delivery of materials and services from suppliers;

•        cost reduction efforts and restructuring costs and savings and other consequences thereof;

•        new business and investment opportunities;

•        the outcome of legal proceedings, investigations and other contingencies;

•        the impact of pension plan assumptions on future cash contributions and earnings;

•        the impact of the negotiation of collective bargaining agreements and labor disputes;

•        the effect of uncertainty and/or changes in political conditions in the U.S. and other countries in which we and our businesses operate, including the effect of uncertainty and/or changes in U.S. trade policies, on general market conditions, global trade policies, the imposition of tariffs, and currency exchange rates in the near term and beyond;

•        the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which we and our businesses operate;

•        our ability to retain and hire key personnel;

S-iv

•        the scope, nature, impact or timing of acquisition and divestiture activity, such as our acquisition of the VCS Business and our portfolio transformation transactions, including among other things integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs;

•        a determination by the Internal Revenue Service and other tax authorities that the distribution of Carrier from RTX Corporation or certain related transactions should be treated as taxable transactions; and

•        risks associated with current and future indebtedness, as well as our ability to reduce indebtedness and the timing thereof.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain important information as to risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements.

The forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed under the caption “Risk Factors” beginning on page S-4 of this prospectus supplement and in Part 1, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025, as well as in our other periodic reports filed with the SEC from time to time and incorporated by reference in this prospectus supplement and the accompanying prospectus.

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SUMMARY

This summary highlights selected information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. This summary does not contain all the information that you should consider before investing in the Notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the “Risk Factors” sections beginning on page S-4 of this prospectus supplement and on page 6 of the accompanying prospectus, before making an investment decision in the Notes.

Our Company

Carrier Global Corporation is a global leader in intelligent climate and energy solutions with a focus on providing differentiated, digitally-enabled lifecycle solutions to its customers. Our portfolio includes industry-leading brands such as Carrier, Viessmann, Toshiba, Automated Logic and Carrier Transicold that offer innovative heating, cooling and cold chain solutions to enhance the lives we live and the world we share. We also provide a broad array of related building services, including audit, design, installation, system integration, repair, maintenance and monitoring. Our operations are classified into four segments: Climate Solutions Americas, Climate Solutions Europe, Climate Solutions Asia Pacific, Middle East & Africa and Climate Solutions Transportation.

Corporate Information

We were incorporated in Delaware on March 15, 2019. Our principal executive offices are located at 13995 Pasteur Boulevard, Palm Beach Gardens, Florida 33418, and our telephone number is (561) 365-2000. We maintain a website at www.carrier.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not rely on any such information in making an investment decision.

The Offering

The summary below describes the principal terms of the Notes offered hereby. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the full text and more specific details contained elsewhere in this prospectus supplement under the heading “Description of the Notes” and in the accompanying prospectus under the heading “Description of Debt Securities.”

Issuer	Carrier Global Corporation
Securities Offered	$750,000,000 aggregate principal amount of 5.000% Notes due 2029 and $750,000,000 aggregate principal amount of 5.350% Notes due 2033.
Interest	The 2029 Notes will bear interest at a rate of 5.000% per annum. The 2033 Notes will bear interest at a rate of 5.350% per annum.
Interest Payment Dates

Interest on the 2029 Notes will be paid semi-annually in arrears on May 4 and November 4 of year, beginning on May 4, 2027.

Interest on the 2033 Notes will be paid semi-annually in arrears on May 4 and November 4 of year, beginning on May 4, 2027.

Maturity Date	The 2029 Notes will mature on November 4, 2029. The 2033 Notes will mature on November 4, 2033.
Optional Redemption

Prior to the applicable Par Call Date (as defined below), we may redeem the Notes of the applicable series at our option, in whole or in part, at any time and from time to time, at the applicable redemption price described herein.

On or after the applicable Par Call Date, we may redeem the Notes of the applicable series at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such series of Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

For purposes of the foregoing, “Par Call Date” means, with respect to the 2029 Notes, October 4, 2029 (the date that is one month prior to the maturity date of the 2029 Notes) and, with respect to the 2033 Notes, September 4, 2033 (the date that is two months prior to the maturity date of the 2033 Notes).

See “Description of the Notes—Optional Redemption.”

Priority

The Notes of each series will be our general, unsecured, senior obligations, and will:

•   rank equally in right of payment with all of our existing and future unsubordinated indebtedness, liabilities and other obligations;

•   rank senior in right of payment to all of our future indebtedness that is subordinated to the Notes;

•   be effectively junior to all of our future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

•   be structurally subordinated to all existing and future indebtedness, liabilities and other obligations of our subsidiaries.

Use of Proceeds

We estimate that the net proceeds from the sale of the Notes, after deducting the underwriters’ discounts and estimated offering expenses, will be approximately $1,473 million.

We intend to use the net proceeds from the sale of the Notes to refinance certain existing indebtedness, including to repay at maturity our 2027 Notes, with any remaining net proceeds to be used for general corporate and working capital purposes, which may include repayment of borrowings under our commercial paper program. Pending such use, we may use some or all of the net proceeds for general corporate and working capital purposes. We have broad discretion in the use of such proceeds. See “Use of Proceeds.”

Change of Control

Upon the occurrence of a Change of Control Triggering Event with respect to a series of Notes, unless we have exercised our right to redeem the Notes of such series in accordance with the Indenture, each holder will have the right to require us to purchase all or a portion of such holder’s Notes of the applicable series at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but excluding, the Change of Control Payment Date. See “Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event.”

Certain Covenants

The Indenture includes covenants that, among other things, limit our ability and, in some cases, the ability of certain of our subsidiaries to (i) incur certain debt secured by liens, (ii) engage in certain sale and leaseback transactions and (iii) consolidate or merge with or into, or convey, transfer or lease all or substantially all of our assets to, any other person.

These covenants are subject to a number of important qualifications and limitations. See “Description of the Notes.”

Trustee	U.S. Bank Trust Company, National Association.
Form and Denominations

The Notes of each series will be issued in the form of one or more fully registered global notes, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000. See “Description of the Notes—General.”

No Public Market

The Notes will be new issues of securities for which there is no established market. We do not intend to list the Notes on any securities exchange or to arrange for the Notes to be quoted on any automated dealer quotation system.

The Underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and any market-making in the Notes may be discontinued at any time in their sole discretion. See “Underwriting.”

Risk Factors

An investment in the Notes involves risks. Prospective investors should carefully consider the information set forth herein under “Risk Factors” and in Part 1, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”), as well as in our other periodic reports filed with the SEC from time to time and incorporated by reference herein.

Governing Law	The Notes will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

You should carefully consider the following risks and the risks described in the accompanying prospectus and in the documents incorporated by reference herein and therein, including our 2025 Annual Report and the documents we file with the SEC after the date of this prospectus supplement that are deemed incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

We are subject to certain risks and uncertainties due to the nature of the business activities we conduct. The risks discussed below and incorporated by reference herein, any of which could materially and adversely affect our business, financial condition, cash flows, performance and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us. Additionally, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, performance and results of operations. In any such case, you may lose all or a part of your original investment and not realize any return you may have expected thereon.

Risks Related to this Offering

In addition to the indebtedness that will be outstanding as of the closing of this offering, we have significant outstanding unused borrowing capacity and may incur additional debt in the future. The terms of our current indebtedness and the Indenture, and the terms of any future indebtedness may, restrict our activities.

As of September 30, 2026, we had outstanding $10,751 million principal amount of unsecured, unsubordinated long-term notes in 10 series with maturity dates ranging from 2027 to 2054 ($900 million principal amount of which consists of the 2027 Notes, which are classified as the current portion of long-term debt). Additionally, we had outstanding borrowings of ¥54 billion (approximately $343 million) as of September 30, 2026 under our senior unsecured Japanese Term Loan Facility (the “Japanese Term Loan Facility”). As of September 30, 2026, we had no outstanding borrowings against the $2.5 billion of commitments available under our senior unsecured Revolving Credit Facility (the “Revolving Credit Facility”).

The agreements governing our indebtedness, including the Notes offered hereby, contain customary affirmative and negative covenants, which, among other things, limit our ability to incur additional liens, to make certain fundamental changes and to enter into sale and leaseback transactions. Additionally, certain of the agreements also contain a financial covenant in the form of a consolidated total net leverage ratio and customary events of default (including a change of control). As of September 30, 2026, we were in compliance with the covenants under the agreements governing our outstanding indebtedness. Our ability to comply with such restrictions and covenants, as may be amended from time to time, may be affected by events beyond our control. If we breach or fail to comply with any of these restrictions or covenants and are unable to obtain a waiver from the lenders or holders, as applicable, then, subject to the applicable cure periods and conditions, any outstanding indebtedness could be declared immediately due and payable. Although not currently expected we may incur significantly more indebtedness in the future by drawing under the Revolving Credit Facility, the Japanese Term Loan Facility or otherwise.

Servicing our indebtedness requires a significant amount of cash, and we may not generate sufficient cash flow from our business to pay our substantial indebtedness.

As of September 30, 2026, on an as adjusted basis after giving effect to this offering and the application of the net proceeds therefrom, we would have had approximately $11,852 million in aggregate principal amount of outstanding indebtedness. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Notes, depends on our future performance, which is subject to general economic conditions and financial, competitive, regulatory and other factors affecting our operations, many of which are beyond our control. Our cash flow from operations in the future may be insufficient to satisfy or service our debt obligations, including the Notes, because of factors beyond our control. If we are unable to generate the necessary cash flow, we may be required to adopt or undertake alternative financing plans, such as selling assets, refinancing or restructuring our debt, reducing or delaying capital investments or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on, among other things, the capital markets and our financial condition at such time. Any refinancing of our debt could result in higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. We may not be able to engage in any of these activities or engage in these activities on desirable or commercially reasonable terms, which could result in a default on our debt obligations.

The Indenture does not contain financial covenants and only provides limited protection against certain transactions and other corporate events that could adversely impact your investment in the Notes.

Neither we nor our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional unsubordinated debt, under the Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. Additionally, the Indenture will not:

•        require us to maintain any financial ratios or specific levels of net worth or liquidity and, accordingly, will not protect holders of the Notes in the event of a significant adverse change in our financial condition or results of operations;

•        limit our subsidiaries’ ability to incur indebtedness or other liabilities to which the Notes would be structurally subordinated;

•        restrict our ability to issue or repurchase our common stock or other securities; or

•        restrict our ability to make investments, pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes.

Furthermore, the Indenture provides only limited protection to holders of the Notes upon the occurrence of a change of control of Carrier and other events involving significant corporate transactions. For example, except to the limited extent provided under “Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event,” there are no covenants or other provisions in the Indenture designed to afford you protection in the event of certain highly leveraged transactions that may adversely affect you. As such, we may enter into transactions, such as reorganizations, recapitalizations, acquisitions or other similar transaction, even if it could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect our ability to satisfy our obligations under the Notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the Notes or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction were to occur, the value of the Notes could decline.

We may be unable to purchase the Notes as required upon a Change of Control Triggering Event.

As described under “Description of the Notes,” upon the occurrence of a Change of Control Triggering Event with respect to a series of Notes, we will be required to offer to purchase the applicable series of Notes. We may not, however, have sufficient cash at that time or have the ability to arrange necessary financing on acceptable terms to purchase the applicable series of Notes under such circumstances. In addition, our ability to purchase the Notes for cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. Our failure to purchase the Notes as required would be an Event of Default under the Indenture.

An increase in market interest rates could result in a decrease in the relative value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium over market interest rates, if any, will decline. Consequently, if you purchase the Notes and market interest rates increase, the market values of your Notes may decline. We cannot predict the future level of market interest rates.

There is currently no market for the Notes, and an active trading market may not develop for the Notes.

The Notes are a new issues of securities for which there currently is no established public market. We do not intend to apply for the Notes to be admitted to trading on any securities exchange. Accordingly, there can be no assurance that an active public trading market for the notes will ever develop and, even if one develops, will be maintained. If an active public trading market for the notes does not develop or is not maintained, the market price and liquidity of the Notes are likely to be adversely affected and holders may not be able to sell their Notes at desired times and prices, or at all. If any of the Notes are traded after their purchase, they may trade at a discount from their initial offering price. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes. The underwriters have advised us that they currently intend to make a market in the Notes, but they are not obligated to do so and may cease market-making at any time without notice.

If trading markets for any of the Notes do develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the Notes. The prices for the Notes will depend on many factors, including, among others:

•        our credit ratings with major credit rating agencies;

•        the prevailing interest rates being paid by other companies similar to us;

•        our financial condition, financial performance, operating results, cash flows and future prospects; and

•        the overall condition of the financial markets.

Certain covenants in the Indenture apply to property that has been determined to be a Principal Property; however, neither we nor any of our Wholly-Owned Domestic Manufacturing Subsidiaries currently has any property that has been determined to be a Principal Property under the Indenture.

The Indenture includes covenants that, among other things, limit our ability and the ability of our Wholly-Owned Domestic Manufacturing Subsidiaries to create, incur, issue or assume any indebtedness secured by any mortgage, lien, encumbrance or security interest on and enter into sale and leaseback transactions with respect to Principal Properties, subject to certain important qualifications and limitations. However, as of the date of this prospectus supplement, neither we nor any of our Wholly-Owned Domestic Manufacturing Subsidiaries has any property that constitutes a Principal Property under the Indenture.

Our Board of Directors has broad discretion to determine that a property is not a Principal Property and, therefore, not subject to certain covenants in the Indenture.

The Indenture includes covenants that among other things, limit our ability and the ability of our Wholly-Owned Domestic Manufacturing Subsidiaries to create, incur, issue or assume any indebtedness secured by any mortgage, lien, encumbrance or security interest on and enter into sale and leaseback transactions with respect to Principal Properties, subject to certain important qualifications and limitations. The Indenture provides that a Principal Property means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned or leased by us or any of our Wholly-Owned Domestic Manufacturing Subsidiaries and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date the determination as to whether a property is a Principal Property is being made, is an amount which exceeds 1% of our and our consolidated subsidiaries’ consolidated net total assets, subject to certain exceptions. Under the terms of the Indenture, our Board of Directors may determine from time to time after the issuance of the Notes that any such property is not a Principal Property, and, therefore, such property is not subject to the covenants in the Indenture.

The Notes are not guaranteed by any of our subsidiaries and are structurally subordinated to any existing or future preferred stock, indebtedness, guarantees and other liabilities of our subsidiaries.

The Notes are obligations exclusively of Carrier. Additionally, the Notes are not guaranteed by any of our subsidiaries. As a result, the Notes are structurally subordinated to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries. The Indenture does not restrict us or our subsidiaries from incurring substantial additional indebtedness in the future.

Our subsidiaries are separate and distinct legal entities from us, and such subsidiaries have no obligation to pay any amounts due on the Notes or to provide us with funds to meet the payment obligations on the Notes. Any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions and will be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation, or similar reorganization, and therefore the rights of the holders of the Notes to participate in those assets, will be structurally subordinated to the claims of such subsidiaries’ creditors, including trade creditors, and all existing and future indebtedness and other liabilities of such subsidiaries.

Credit ratings may not reflect all risks of your investment in the Notes, are not recommendations to buy or hold securities and may be subject to revision, suspension or withdrawal at any time, which could adversely affect the value of the Notes.

One of more independent credit rating agencies may assign credit ratings to the Notes. Any credit ratings so assigned to the Notes are limited in scope and do not address all material risks relating to an investment in the Notes, including the potential impact of all risks that may affect the value of the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs.

We may choose to redeem the Notes prior to maturity.

We have the right to redeem some or all of the Notes at any time and from time to time prior to the applicable maturity date, and may choose to redeem either series of Notes at times when prevailing interest rates are relatively low. Although the Notes contain provisions designed to compensate you for the lost value of such Notes if we redeem some or all of such Notes prior to maturity, such provisions only approximate this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security (including with comparable ratings) at an interest rate as high as the interest rate of the series of Notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of Notes.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Notes offered hereby, after deducting the underwriters’ discount and estimated offering expenses payable by us, will be approximately $1,473 million.

We intend to use the net proceeds from the sale of the Notes to refinance certain existing indebtedness, including to repay at maturity our 2027 Notes, with any remaining net proceeds to be used for general corporate and working capital purposes, which may include repayment of borrowings under our commercial paper program. Pending such use, we may use some or all of the net proceeds for general corporate and working capital purposes. We have broad discretion in the use of such proceeds.

The 2027 Notes accrue interest at a rate of 2.493% per annum and will mature on February 15, 2027. As of the date of this prospectus supplement, there is $900 million aggregate principal amount of the 2027 Notes outstanding. As of September 30, 2026, we had $185 million of borrowings outstanding under our unsecured, unsubordinated commercial paper program, which had a weighted-average interest rate of 4.13% and a weighted-average maturity of approximately 15 days.

Certain of the underwriters and/or their respective affiliates may hold some of the 2027 Notes and may receive a portion of the proceeds from this offering as a result. See “Underwriting” for more details.

CAPITALIZATION

The following table shows our cash and cash equivalents and our consolidated capitalization as of September 30, 2026:

•        on an actual basis; and

•        on an as-adjusted basis to give effect to the issuance of the Notes and the application of proceeds thereof.

No adjustments have been made to reflect normal course operations by us, or other developments with our business, after September 30, 2026. Moreover, the as-adjusted information provided below is not necessarily indicative of our actual cash position or capitalization at any date subsequent to September 30, 2026.

This table should be read in conjunction with “Use of Proceeds” and the consolidated financial statements and related notes thereto that are incorporated by reference in this prospectus supplement.

	As of September 30, 2026
($ in millions)	Actual	As Adjusted
Cash and Cash Equivalents:	$1,354	$1,927
Debt:(1)
Long-term debt
Revolving Credit Facility(2)	—	—
Japanese Term Loan Facility(3)(4)	343	343
Existing notes
2.493% notes due 2027(4)	900	—
4.125% notes due 2028(3)	854	854
2.722% notes due 2030	2,000	2,000
2.700% notes due 2031	750	750
4.500% notes due 2032(3)	968	968
5.900% notes due 2034	875	875
3.625% notes due 2037	854	854
3.377% notes due 2040	1,500	1,500
3.577% notes due 2050	1,400	1,400
6.200% notes due 2054	650	650
2029 Notes offered hereby	—	750
2033 Notes offered hereby	—	750
Total long-term notes	10,751	11,351
Other debt (including project financing obligations and finance leases)	229	229
Discounts and debt issuance costs(5)	(71)	(71)
Total debt	11,252	11,852
Less: current portion of long-term debt	1,260	360
Long-term debt, net of current portion	9,992	11,492
Equity:
Total equity	10,421	10,421
Total capitalization (total debt plus total equity)	21,673	22,273

____________

(1)      Excludes short-term debt outstanding as of September 30, 2026, consisting of (i) $185 million under our unsecured commercial paper program, for which we have in place a $2.0 billion USD-denominated facility and a $500 million Euro-denominated facility and (ii) $37 million of other short-term borrowings.

(2)      As of September 30, 2026, we had no borrowings outstanding and $2.5 billion of availability under the Revolving Credit Facility.

(3)      Foreign currencies have been translated into U.S. Dollars at the applicable exchange rates as of the balance sheet date.

(4)      Reclassified to current portion of long-term debt.

(5)      As of September 30, 2026, without giving effect to underwriters’ discounts of approximately $7.3 million in connection with the offering of the Notes or other offering fees and expenses incurred in connection with the offering of the Notes.

DESCRIPTION OF THE NOTES

The Notes will be issued under a new indenture between Carrier Global Corporation and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture relating to the Notes (the indenture, as so supplemented, the “Indenture”). The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the Notes, including the definitions of certain terms therein and those terms, if any, made part of the Indenture after the date of the original issuance of the Notes by the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date on which the Indenture is executed (the “Trust Indenture Act”). In this “Description of the Notes” section, when we refer to the “Company,” “we,” “our” or “us,” we refer to Carrier Global Corporation and any successor obligor and not to any of our subsidiaries.

General

We are issuing $750,000,000 in aggregate principal amount of 2029 Notes. The 2029 Notes will mature on November 4, 2029, and will bear interest at a rate of 5.000% per annum.

We are issuing $750,000,000 in aggregate principal amount of 2033 Notes. The 2033 Notes will mature on November 4, 2033, and will bear interest at a rate of 5.350% per annum.

Each of the Notes will constitute separate series under the Indenture.

We will issue the Notes only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The Notes are not subject to any sinking fund provision.

The Notes will initially be represented by one or more permanent global notes registered in the name of DTC or its nominee. The Place of Payment for the Notes, and the place where notices and demand to or upon the Company in respect of the Notes and the Indenture may be served, shall be the designated corporate trust office of the Trustee or the Paying Agent’s office maintained for such purposes. All notices and communications to be given to the holders and all payments to be made to holders in respect of the Notes shall be given or made only to the registered holders (which shall initially be DTC or its nominee).

The Company shall execute and the Trustee shall, in accordance with the Indenture, authenticate and deliver one or more global notes that (a) shall be registered in the name of DTC or its nominee and (b) shall be delivered by the Trustee to DTC or pursuant to DTC’s instructions or held by the Trustee as custodian for DTC. Members of, or participants in, DTC (“Members”) shall have no rights under the Indenture with respect to any global note held on their behalf by DTC or by the Trustee as custodian of DTC under such global note, and DTC shall be treated by the Company, the Trustee, the Paying Agent and the Security Registrar and any of their agents as the absolute owner of such global note for all purposes whatsoever. Notwithstanding the foregoing, nothing in the Indenture shall prevent the Company, the Trustee, the Paying Agent or the Security Registrar or any of their agents from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Members, the operation of customary practices of DTC governing the exercise of the rights of an owner of a beneficial interest in any global note.

Interest on the Notes

The Notes will bear interest at the applicable annual rate described above under the heading “—General.” The date from which interest will accrue on the Notes shall be the date of original issuance or, if interest has already been paid, the most recent Interest Payment Date to which interest has been paid or duly provided for. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the 2029 Notes will be payable semi-annually in arrears on May 4 and November 4 of each year, commencing May 4, 2027, and ending upon the Maturity thereof, to the persons in whose names the 2029 Notes are registered at the close of business on April 20 or October 20 (whether or not a Business Day), as the case may be, next preceding the related Interest Payment Date.

Interest on the 2033 Notes will be payable semi-annually in arrears on May 4 and November 4 of each year, commencing May 4, 2027, and ending upon the Maturity thereof, to the persons in whose names the 2033 Notes are registered at the close of business on April 20 or October 20 (whether or not a Business Day), as the case may be, next preceding the related Interest Payment Date.

If any Interest Payment Date, the Maturity or other date on which interest on or principal of the Notes is due and payable under the Indenture is not a Business Day, payment of such interest or principal will be made on the next succeeding Business Day, and no further interest will accrue as a result of such delay.

Priority

The Notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsubordinated indebtedness, liabilities and other obligations and senior in right of payment to all of our future indebtedness that is subordinated to the Notes. The Notes will be effectively junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to any existing and future indebtedness, liabilities and other obligations of our subsidiaries.

Optional Redemption

Prior to the applicable Par Call Date, we may redeem the Notes of the applicable series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)    (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such series of Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the number of basis points set forth below under the heading “Make-Whole Basis Points” across from the name of such series of Notes less (b) interest accrued to, but excluding, the date of redemption, and

(2)    100% of the principal amount of such series of Notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Series of Notes	Make-Whole Basis Points
2029 Notes	+10 basis points
2033 Notes	+15 basis points

On or after the applicable Par Call Date, we may redeem the Notes of the applicable series at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such series of Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

For purposes of this Description of the Notes, “Par Call Date” means, in respect of a series of Notes, the date set forth below under the heading “Par Call Date” across from the name of such series of Notes.

Series of Notes	Par Call Date
2029 Notes	October 4, 2029 (one month prior to the stated maturity of the 2029 Notes).
2033 Notes	September 4, 2033 (two months prior to the stated maturity of the 2033 Notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date. If there is no United States Treasury security maturing on the applicable Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee will have no obligation to calculate or verify the calculation of the redemption price or the Treasury Rate.

In the case of a partial redemption, selection of the Notes of the applicable series for redemption will be made pro rata, by lot or in such other manner as the Trustee shall deem appropriate and, in the case of global notes, in accordance with the procedures of the applicable depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary) and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, S.A., the redemption of the Notes shall be done in accordance with the policies and procedures of the applicable depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the applicable series of Notes or portions thereof called for redemption.

If the redemption date of a series of Notes is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Notes are subject to redemption by the Company.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Any notice of redemption of the Notes may, at our discretion, be subject to one or more conditions precedent with respect to completion of a corporate transaction (including, but not limited to, any merger, acquisition, disposition, asset sale or corporate restructuring or reorganization) or financing (including, but not limited to, any incurrence of indebtedness (or entering into a commitment with respect thereto), sale and leaseback transaction, issuance of securities, equity offering or contribution, liability management transaction or other capital raise) and may be given prior to the completion thereof. If a redemption is subject to satisfaction of one or more conditions precedent, the related notice shall describe each such condition and, if applicable, shall state that, at our discretion, the date of redemption may be delayed until such time (including more than 60 days after the notice of redemption was given) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date so delayed. We shall provide written notice of the satisfaction or waiver of such conditions, the delay of the redemption date or the rescission of such notice of redemption, as the case may be, to the Trustee prior to the close of business one Business Day prior to the redemption date, and the Trustee shall provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given. Upon receipt of any such notice of the delay of the redemption date or the rescission of the notice of redemption, the redemption date shall automatically be delayed or the notice of redemption shall automatically be rescinded, as applicable, and the redemption of the Notes shall automatically be delayed or rescinded and canceled, as applicable, in each case as provided in such notice. Any notice of redemption may provide that payment of the redemption price and our obligations with respect to the redemption may be performed by another person.

We may at any time and from time to time purchase Notes in the open market, by tender offer, through privately negotiated transactions or otherwise.

Offer to Purchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless we have exercised our right to redeem the Notes by giving irrevocable notice on or prior to the 30th day after the Change of Control Triggering Event in accordance with the Indenture, each holder of the Notes will have the right to require us to purchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but excluding, the Change of Control Payment Date (as defined below) (the “Change of Control Payment”). If the Change of Control Payment Date is (a) on a day that is not a Business Day, the related payment of the Change of Control Payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day and/or (b) on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Notes are subject to purchase by the Company.

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to mail or otherwise deliver in accordance with the applicable procedures of DTC a notice to each holder of the applicable series of Notes, with a copy of such notice delivered to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state the purchase date, which must be no earlier than 15 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC (or, in the case of a notice mailed or otherwise delivered in accordance with the applicable procedures of DTC prior to the date of consummation of a Change of Control, no earlier than 15 days nor later than 60 days from the date of the Change of Control Triggering Event), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or otherwise delivered in accordance with the applicable procedures of DTC prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•        accept or cause a third party to accept for payment all the Notes properly tendered pursuant to the Change of Control Offer;

•        deposit or cause a third party to deposit with the applicable Paying Agent an amount equal to the Change of Control Payment in respect of all the Notes properly tendered; and

•        deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of the Notes being purchased.

We will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the Notes properly tendered and not withdrawn under its offer. In addition, we will not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than an Event of Default in the payment of the Change of Control Payment on the Change of Control Payment Date.

In connection with any Change of Control Offer, if holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in the Change of Control Offer and the Company, or any third party making the Change of Control Offer in lieu of the Company as described above, purchases all of those Notes validly tendered and not withdrawn by the holders, the Company or such third party will have the right, upon not less than 15 but not more than 60 days’ notice mailed or otherwise delivered in accordance with the applicable procedures of DTC by the Company to each holder of such Notes (provided that the notice is given not more than 30 days following the purchase date in respect of such Change of Control Offer), to redeem all the Notes that remain outstanding following such purchase at a price in cash equal to 101% of the outstanding principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the applicable purchase date (it being agreed that if the purchase date is (a) on a day that is not a Business Day, the related payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day and/or (b) on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Notes are subject to purchase by the Company).

We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Indenture with respect to the Notes by virtue of any such conflict.

The definition of “Change of Control” and the covenant described under “—Consolidation, Merger and Sale of Assets” both include a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established and binding definition or interpretation of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve a sale, lease, transfer, conveyance or other disposition of “substantially all” of our assets. As such, the applicability of the requirement that we offer to purchase a series of Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

Additional Notes

We may from time to time, without notice to or the consent of the holders of Notes of the applicable series, issue additional notes of such series having the same ranking terms as the Notes of such series offered hereby (except for the issue date, the issue price and, if applicable, the initial interest accrual date and the first Interest Payment Date). The Notes of a series and any additional notes of such series will be treated as a single class and, unless otherwise specified in the Indenture, all references to the Notes of such series shall include the Notes offered hereby and any additional notes of such series for all purposes under the Indenture (including, without limitation, waivers, amendments, redemptions and offers to purchase); provided that, if any such additional notes are not fungible with the Notes of such series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate, not contemporaneously outstanding, CUSIP number.

Limitation upon Liens

The Company will not itself, and will not permit any Wholly-Owned Domestic Manufacturing Subsidiary to, create, incur, issue or assume any Debt secured by a Lien on any Principal Property owned by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary, and the Company will not itself, and will not permit any subsidiary to, create, incur, issue or assume any Debt secured by any Lien on any equity interests or Debt of any Wholly-Owned Domestic Manufacturing Subsidiary, without in any such case effectively providing that the Notes (together with, if the Company shall so determine, any other Debt of the Company then existing or thereafter created which is not subordinate in right of payment to the Notes) will be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate principal amount of all such secured Debt then outstanding plus Attributable Debt of the Company and its Wholly-Owned Domestic Manufacturing Subsidiaries in respect of sale and leaseback transactions involving Principal Properties entered into after the date of the issuance of the Notes (other than such sale and leaseback transactions as are permitted by the Indenture) would not exceed an amount equal to 10% of Consolidated Net Total Assets of the Company; provided that nothing contained in this covenant will prevent, restrict or apply to, and there will be excluded from secured Debt in any computation under this covenant, Debt secured by:

(a)     Liens on any property or assets of the Company or any subsidiary (including equity interests or Debt owned by the Company or any subsidiary) existing as of the date of the issuance of the Notes;

(b)    Liens on any property or assets of, or on any equity interests or Debt of, any person existing at the time such person becomes a Wholly-Owned Domestic Manufacturing Subsidiary, or arising thereafter (i) otherwise than in connection with the borrowing of money arranged thereafter and (ii) pursuant to contractual commitments entered into prior to and not in contemplation of such person’s becoming a Wholly-Owned Domestic Manufacturing Subsidiary;

(c)     Liens on any property or assets or equity interests or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of or within 120 days after, the acquisition of such property or assets or equity interests or Debt or the completion of any such construction and commencement of full operations thereof, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof (provided that such Liens are limited to such equity interests or Debt or such other property or assets, improvements thereon and the land upon which such property, assets and improvements are located and any other property or assets not then constituting a Principal Property);

(d)    Liens on any property or assets to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property or assets, or to secure Debt incurred prior to, at the time of or within 120 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided that such Liens are limited to such property or assets, improvements thereon and the land upon which such property, assets and improvements are located and any other property or assets not then constituting a Principal Property);

(e)     Liens which secure Debt owing by a subsidiary to the Company or to a Wholly-Owned Domestic Manufacturing Subsidiary;

(f)     Liens arising from the assignment of moneys due and to become due under contracts between the Company or any subsidiary and the United States of America, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof; or Liens in favor of the United States of America, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof, pursuant to the provisions of any contract not directly or indirectly in connection with securing Debt;

(g)    any materialmen’s, carriers’, mechanics’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings; any deposit or pledge as security for the performance of any bid, tender, contract, lease, or undertaking not directly or indirectly in connection with the securing of Debt; any deposit or pledge with any governmental agency required or permitted to qualify the Company or any subsidiary to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings; deposits or pledges to obtain the release of mechanics’, workmen’s, repairmen’s, materialmen’s or warehousemen’s Liens or the release of property in the possession of a common carrier; any security interest created in connection with the sale, discount or guarantee of notes, chattel mortgages, leases, accounts receivable, trade acceptances or other paper, or contingent repurchase obligations, arising out of sales of merchandise in the ordinary course of business; Liens for Taxes levied or imposed upon the Company or any Wholly-Owned Domestic Manufacturing Subsidiary or upon the income, profits or property of the Company or any Wholly-Owned Domestic Manufacturing Subsidiary or Liens on any Principal Property of the Company or any Wholly-Owned Domestic Manufacturing Subsidiary arising from claims from labor, materials or supplies; provided that either such Tax is not overdue or that the amount, applicability or validity of such Tax or claim is being contested in good faith by appropriate proceedings; or other deposits or pledges similar to those referred to in this subdivision (g);

(h)    Liens arising by reason of any attachment, judgment, decree or order of any court or other governmental authority, so long as any appropriate legal proceedings which may have been initiated for the review of such attachment, judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired; any deposit or pledge with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against the Company or any subsidiary, or in connection with other proceedings or actions at law or in equity by or against the Company or any subsidiary; and

(i)     any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in subdivisions (a) through (h) above or the Debt secured thereby; provided that (1) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same property or assets or equity interests or Debt that secured the Lien extended, renewed, substituted or replaced (plus improvements on such property, and plus any other property or assets not then constituting a Principal Property) and (2) in the case of subdivisions (a) through (c) above, the Debt secured by such Lien at such time is not increased.

For the purposes of this covenant and the covenant described under the caption “—Limitations upon Sales and Leasebacks,” the giving of a guarantee which is secured by a Lien on a Principal Property, and the creation of a Lien on a Principal Property or equity interests or Debt to secure Debt which existed prior to the creation of such Lien, will be deemed to involve the creation of Debt in an amount equal to the principal amount guaranteed or secured by the Lien; however, the amount of Debt secured by Liens on Principal Properties and equity interests and Debt will be computed without cumulating the underlying indebtedness with any guarantee thereof or Lien securing the same.

For purposes of this covenant and the covenant described under the caption “—Limitations upon Sales and Leasebacks,” the following will not be deemed to be Liens securing Debt, and, accordingly, nothing contained in this covenant and the covenant described under the caption “—Limitations upon Sales and Leasebacks” will prevent, restrict or apply to: (a) any acquisition by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas and/or any other mineral and/or the process thereof, (b) any conveyance or assignment under the terms of which the Company or any Wholly-Owned Domestic Manufacturing Subsidiary conveys or assigns to any person or persons an interest in oil, gas and/or any other mineral and/or the proceeds thereof, or (c) any Lien upon any property or assets owned or leased by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary or in which the Company or any Wholly-Owned Domestic Manufacturing Subsidiary owns an interest to secure to the person or persons paying the expenses of developing and/or conducting operations for the recovery, storage, transportation and/or sale of the mineral resources of the said property (or property with which it is utilized) the payment to such person or persons of the Company’s or the Wholly-Owned Domestic Manufacturing Subsidiary’s proportionate part of such development and/or operating expense.

Limitations upon Sales and Leasebacks

The Company will not itself, and will not permit any Wholly-Owned Domestic Manufacturing Subsidiary to, enter into any arrangement on or after the date of the issuance of the Notes with any bank, insurance company or other lender or investor (other than the Company or another Wholly-Owned Domestic Manufacturing Subsidiary) providing for the leasing by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years (or which is terminable by the Company or such Wholly-Owned Domestic Manufacturing Subsidiary within such three-year period) by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued), which was or is owned by the Company or a Wholly-Owned Domestic Manufacturing Subsidiary and which has been or is to be sold or transferred, more than 365 days after the completion of construction and commencement of full operation thereof by the Company or such Wholly-Owned Domestic Manufacturing Subsidiary, to such bank, insurance company, lender or investor or to any person to whom funds have been or are to be advanced by such bank, insurance company, lender or investor on the security of such Principal Property (herein referred to as a “sale and leaseback transaction”) unless, either:

(a)     the Attributable Debt of the Company and its Wholly-Owned Domestic Manufacturing Subsidiaries in respect of such sale and leaseback transaction and all other sale and leaseback transactions entered into after the date of the issuance of the Notes (other than such sale and leaseback transactions as are permitted by the provisions described in the following paragraph), plus the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (excluding any such Debt secured by Liens covered by the provisions described in subdivisions (a) through (i) of the first paragraph of the covenant described under the caption “—Limitation upon Liens”) without equally and ratably securing the Notes, would not exceed 10% of Consolidated Net Total Assets, or

(b)    the Company, within 365 days after the sale or transfer, applies or causes a Wholly-Owned Domestic Manufacturing Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such sale and leaseback transaction (in either case as determined by any two of the following: the Chairman, Chief Executive Officer, Chief Financial Officer, the President, any Vice President, the Treasurer and the Controller of the Company) (i) to the retirement of securities of any series outstanding under the Indenture or other indebtedness of the Company (other than indebtedness subordinated in right of payment to the Notes) or indebtedness of a Wholly-Owned Domestic Manufacturing Subsidiary, for money borrowed, having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application (and, unless otherwise expressly provided with respect to any one or more series of securities outstanding under the Indenture, any redemption of securities pursuant to this provision shall not be deemed to constitute a refunding operation or anticipated refunding operation for the purposes of any provision limiting the Company’s right to redeem securities of any one or more such series when such redemption involves a refunding operation or anticipated refunding operation); provided that the amount to be so applied will be reduced by (x) the principal amount of securities outstanding under the Indenture delivered within 120 days after such sale or transfer to the Trustee for retirement and cancellation, and (y) the principal amount of any such indebtedness of the Company or a Wholly-Owned Domestic Manufacturing Subsidiary, other than such securities, voluntarily retired by the Company or a Wholly-Owned Domestic Manufacturing Subsidiary within 120 days after such sale or transfer, or (ii) to the acquisition, construction, development, improvement or replacement of property or assets used or useful in the business of the Company and its subsidiaries (including any Principal Property). Notwithstanding the foregoing, no retirement referred to in this subdivision (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Notwithstanding the foregoing, where the Company or any Wholly-Owned Domestic Manufacturing Subsidiary is the lessee in any sale and leaseback transaction, Attributable Debt will not include any Debt resulting from the guarantee by the Company or any other Wholly-Owned Domestic Manufacturing Subsidiary of the lessee’s obligation thereunder.

Reports by the Company

The Company shall file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. The Company will be deemed to have complied with the obligations described in the preceding sentence to the extent that the information, documents and reports are filed with the Commission via EDGAR (or any successor electronic delivery procedure) and posted on the Company’s website or otherwise publicly available.

Delivery of the reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on officer’s certificates). The Trustee shall have no duty to monitor or confirm, on a continuing basis or otherwise, the filing with the Commission via EDGAR (or any successor electronic delivery procedure) or the posting on any website or the public availability or the timeliness or content of any such the annual reports and of the information, documents and other reports, and the Trustee shall have no duty to participate in or monitor any conference calls.

Any default or Event of Default arising from a failure by the Company to furnish or file in a timely manner any report, information or document required by the Indenture will be deemed cured (and the Company will be deemed to be in compliance with such obligations under the Indenture) upon the furnishing or filing of such report, information or document, without regard to the date on which such report, information or document is so furnished or filed; provided that such cure shall not otherwise affect the rights of holders of Notes of a series described herein under the caption “—Events of Default” if the principal of (and premium, if any) and interest on the outstanding Notes of such series shall have been accelerated in accordance with the terms of the Indenture and such acceleration has not been rescinded or annulled prior to such cure.

Consolidation, Merger and Sale of Assets

The Company will not consolidate with or merge into, or convey, transfer or lease all or substantially all of its properties and assets to, any person which is not a direct or indirect wholly-owned subsidiary of the Company, unless:

(a)     the person formed by such consolidation or into which the Company is merged, or the person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of the Company is a person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, the Company’s obligation on the Notes and under the Indenture;

(b)    immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c)     the Company shall have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, transfer or lease, as applicable, and such supplemental indenture, if any, comply with the Indenture.

The covenant described in this section will apply only to a merger or consolidation in which the surviving person is neither the Company nor a direct or indirect wholly-owned subsidiary of the Company, and to conveyances, leases and transfers by the Company as transferor or lessor (other than conveyances, leases or transfers to a direct or indirect wholly-owned subsidiary of the Company).

Upon any consolidation by the Company with or merger by the Company into any other person, or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with the covenant described in this section, the successor person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor person had been named as the Company in the Indenture, and thereafter, except in the case of a lease, the predecessor Company shall be relieved of all obligations and covenants under the Indenture and the Notes, and from time to time such person may exercise each and every right and power of the Company under the Indenture, in the name of the Company, or in its own name; and any act or proceeding by and provision of the Indenture required or permitted to be done by the Board of Directors or any officer of the Company may be done with like force and effect by the like board or officer of any person that shall at the time be the successor of the Company under the Indenture. In the event of any such sale, conveyance or transfer, but not any such lease, the Company (or any successor person which shall theretofore have become such in the manner described in this section) shall be discharged from all obligations and covenants under the Indenture and the Notes and may thereupon be dissolved and liquidated. In case of any such consolidation, merger, conveyance, transfer or lease, certain changes in phraseology and form may be made in the Notes thereafter to be issued as may be appropriate.

Events of Default

When we use the term “Event of Default” with respect to the Notes of any series we mean:

(a)     default in the payment of any interest upon any security of that series when the interest becomes due and payable, and continuance of the default for a period of 30 days;

(b)    default in the payment of the principal of (or premium, if any, on) any security of that series at its Maturity;

(c)     default in the performance, or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in the performance or the breach of which is elsewhere in this section specifically dealt with or which has expressly been included in the Indenture for the benefit of a series of Notes other than that series) and continuance of that default or breach for a period of 90 days (or, in the case of a default described above under the caption “—Reports by the Company,” 180 days) after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 30% in principal amount of all affected Notes of such series a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the Indenture;

(d)    the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state bankruptcy, insolvency, reorganization or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of all or substantially all of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(e)     the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or all or substantially all of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.

An Event of Default with respect to the Notes of a particular series may not constitute an Event of Default with respect to the Notes of any other series.

If an Event of Default described above in clause (a), (b) or (c) of the definition of “Event of Default” occurs with respect to the Notes of any series at the time outstanding and is continuing, then in every such case the Trustee or the holders of not less than 30% in principal amount of the outstanding Notes of that series may declare the principal amount of all of the Notes of such series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders), and upon such declaration the principal amount of all of the Notes of that series will become immediately due and payable.

If an Event of Default described above in clause (d) or (e) of the definition of “Event of Default” with respect to Notes of any series at the time outstanding occurs, then the principal amount and any accrued interest upon all the Notes of that series will automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable.

Under certain circumstances the holders of a majority in aggregate principal amount of outstanding Notes of a series, by written notice to the Company and the Trustee, may rescind and annul an acceleration and its consequences.

The Company covenants that if (a) default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or (b) default is made in the payment of the principal of (or premium, if any, on) any Note at the Maturity thereof, the Company will, upon demand of the Trustee, pay to it, for the benefit of the holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest and, to the extent that payment of such interest is legally enforceable, interest on any overdue principal (and premium, if any) and on any overdue interest, at the rate or rates prescribed therefor in such Notes, and, in addition thereto, such further amount as is sufficient to cover the reasonable costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

If an Event of Default with respect to the Notes of any series occurs and is continuing, the Trustee may proceed to protect and enforce its rights and the rights of the holders of Notes of such series by appropriate judicial proceedings as the Trustee deems most effectual to protect and enforce those rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted therein, or to enforce any other proper remedy.

The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Notes of the relevant series before proceeding to exercise any right or power under the Indenture at the request of the holders. Subject to provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the holders of not less than a majority in principal amount of the outstanding Notes of the relevant series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, relating to or arising under clause (a), (b) or (c) of the definition of “Event of Default.”

The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal (or premium, if any) or interest, if any) if the Trustee considers it in the interest of the holders of the Notes to do so.

The Indenture provides that no holder of any Notes have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, for the appointment of a receiver or trustee or for any other remedy hereunder, unless:

(a)     the holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes of such series;

(b)    the holders of not less than 30% in principal amount of the outstanding Notes of such series will have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

(c)     the holder or holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)    the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e)     no direction inconsistent with the written request has been given to the Trustee during the 60-day period by the holders of not less than a majority in principal amount of the outstanding Notes of such series.

The Indenture contains a covenant under which we are required to furnish to the Trustee an annual statement as to the compliance with all conditions and covenants of the Indenture.

Modification and Waiver

The Indenture provides that, without the consent of the holders of any Notes, we, together with the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form reasonably satisfactory to the Trustee, for any one or more or all of the following purposes:

(a)     to evidence the succession of another person to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the Notes of any series and the Indenture or any supplemental indenture;

(b)    to add to the covenants and agreements of the Company to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of all or any series of the Notes, or to surrender any right or power herein conferred upon the Company;

(c)     to delete or modify any Events of Default with respect to any series of the Notes, the form and terms of which are being first established pursuant to such supplemental indenture as permitted in the Indenture, and to specify the rights and remedies of the Trustee and the holders of such Securities in connection therewith;

(d)    to add, change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only when there is no outstanding Notes of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(e)     to secure any series of Notes (including the execution of security and other documents related thereto);

(f)     to establish the form and terms of notes of any series as permitted in the Indenture, or to authorize the issuance of additional Notes of a series previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the Notes of any series, as set forth in the Indenture, or other conditions, limitations or restrictions thereafter to be observed;

(g)    to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to one or more series of Notes and to add to or change any of the provisions of the Indenture as shall be necessary for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of the Indenture;

(h)    to evidence any changes to the Indenture to reflect the appointment of a successor trustee as permitted by the Indenture;

(i)     to cure any ambiguity or inconsistency or to correct or supplement any provision contained in the Indenture or in any indenture supplemental thereto which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture or to conform the terms of the Indenture, as amended and supplemented, that are applicable to the Notes of any series to the description of the terms of such Notes in the offering document applicable to such Notes at the time of initial sale thereof;

(j)     to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Notes; provided that any such action shall not adversely affect the interests of the holders of Notes of such series or any other series of Notes in any material respect;

(k)    to add guarantors or co-obligors with respect to any series of Notes or to release, terminate or discharge guarantors from their guarantees of Notes in accordance with the terms of the applicable series of Notes;

(l)     to add to or change or eliminate any provision of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

(m)   to add to or change any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal of or premium, if any, on Notes; provided that any such action shall not adversely affect the interests of the Holders of Notes of any series in any material respect;

(n)    to provide for uncertificated securities in addition to certificated securities;

(o)    to prohibit the authentication and delivery of additional series of Notes; or

(p)    to make any change in any series of Notes that does not adversely affect in any material respect the rights of the holders of such Notes.

With the consent of the holders of not less than a majority in principal amount of the outstanding Notes of all series affected by such supplemental indenture (voting as one class), the Company and the Trustee may, from time to time and at any time, enter into a supplemental indenture or indentures for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the holders of the Notes of such series to be affected; provided, however, that no such supplemental indenture shall, without the consent of the holder of each outstanding Note affected thereby:

(a)     extend the stated maturity of the principal of, or any premium or installment of interest on, any Note, or reduce the principal amount thereof or the interest thereon or any premium payable thereon, or change the currency in which the principal of and premium, if any, or interest on such Note is denominated or payable, or reduce the amount of the principal of an original issue discount Security that would be due and payable upon acceleration of the maturity thereof, change the priority of payment of any Note or, in the case of any subordinated note, the definition of senior indebtedness applicable thereto, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or materially adversely affect the economic terms of any right to convert or exchange any note as may be provided for in the Indenture;

(b)    reduce the percentage in principal amount of the outstanding Notes of any series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture; or

(c)     modify (i) the provisions of the section of the Indenture described in this paragraph, (ii) provisions with respect to waiving compliance with specified provisions of the Indenture or (iii) provisions with respect to waiving specified defaults, except to increase any applicable percentage or to provide that certain other specified provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby; provided, however, that this clause will not be deemed to require the consent of any holder with respect to changes in the references to “the Trustee” and concomitant changes in the foregoing requirements and provisions with respect to waiving compliance with certain provisions of the Indenture, or the deletion of this proviso, in accordance with the applicable requirements of the Indenture.

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Notes, or which modifies the rights of the holders of Notes of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of Notes of any other series.

It will not be necessary for the consent of holders described in the foregoing provisions to approve the particular form of any proposed supplemental indenture, but it will be sufficient if such consent approves the substance thereof.

The Company may set a record date for purposes of determining the identity of the holders of each series of Notes entitled to give written consent or waive compliance by the Company as authorized or permitted by the foregoing. Such record date shall not be more than 30 days prior to the first solicitation of such consent or waiver or the date of the most recent list of holders furnished to the Trustee prior to such solicitation.

Satisfaction and Discharge

The Indenture, with respect to the Notes of any series, shall, upon Company order, cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes of such series as expressly provided for in the Indenture and the rights of the holders of the Notes of such series to receive the principal of (and premium, if any) and interest on such Notes as and when the same shall become due and payable) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture as to the applicable series when:

(a)     either:

(i)     all Notes of the applicable series theretofore authenticated and delivered (other than (x) Notes that have been mutilated, destroyed, lost or stolen and that have been replaced or paid as provided in Indenture and (y) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the Indenture) have been canceled or delivered to the Trustee for cancellation; or

(ii)    all Notes of the applicable series not theretofore cancelled or delivered to the Trustee for cancellation:

(1)    have become due and payable, or

(2)    will become due and payable at their stated maturity within one year, or

(3)    are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of clauses (ii)(1), (ii)(2) or (ii)(3) above, has irrevocably deposited or caused to be irrevocably deposited with the Trustee, in trust for the purpose, (A) money in the currency, currencies or currency units in which the applicable Notes are payable in an amount, (B) Government Obligations that, through the scheduled payment of principal and interest in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any scheduled payment, money in the currency, currencies or currency units in which the applicable Notes are payable in an amount, or (C) a combination of (A) and (B), sufficient to pay and discharge the entire indebtedness on such Notes not theretofore canceled or delivered to the Trustee for cancellation for principal (and premium, if any) and interest to, but excluding, the date of such deposit (in the case of Notes that have become due and payable) or to, but excluding, the stated maturity or redemption date, as the case may be; provided that if, on the date of such deposit, the interest payable to, but excluding, or any premium payable on, the stated maturity or redemption date, as the case may be, cannot be calculated, the amount so deposited with respect to such interest or premium shall be sufficient to the extent that an amount is deposited with the Trustee equal to the interest payable to, but excluding, or the premium payable on, the stated maturity or the redemption date, as applicable, calculated as of the date of the deposit, with any deficit on the stated maturity or redemption date, as applicable (any such amount, the “Applicable Deficit”), only required to be deposited with the Trustee on or prior to the stated maturity or redemption date, as applicable; provided, further, that the Trustee shall have no liability whatsoever in the event that such Applicable Deficit is not in fact paid after any satisfaction and discharge. Any Applicable Deficit shall be set forth in an officer’s certificate delivered to the Trustee simultaneously with the deposit of the Applicable Deficit that confirms that the Applicable Deficit shall be applied to the interest or any premium payable at the stated maturity or on the redemption date, as applicable;

(b)    the Company has paid or caused to be paid all other sums payable under the Indenture by the Company in respect of the applicable series of Notes; and

(c)     the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel (as specified in the Indenture), each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the applicable series of Notes have been complied with.

Defeasance and Covenant Defeasance

The Indenture provides that the Company may, at its option, elect either (i) to be discharged from its obligations with respect Notes of any series (“defeasance”) or (ii) to be released from its obligations to comply with any term, provision or condition described under the captions “—Reports by the Company,” “—Consolidation, Merger and Sale of Assets,” “—Limitation upon Liens” and “—Limitations upon Sales and Leasebacks,” and of the related Events of Default with respect to Notes of any series (“covenant defeasance”). Defeasance or covenant defeasance with respect to a series of Notes may occur only if, among other things:

(a)     the Company shall have deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes of such series, (a) money in the currency, currencies or currency units in which the applicable Notes are payable in an amount, (b) Government Obligations that, through the scheduled payment of principal and interest in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment, money in the currency, currencies or currency unit in which such Notes are payable in an amount, or (c) a combination of (a) and (b), sufficient (without consideration of any reinvestment of such principal and interest) to pay and discharge each installment of principal of and premium, if any, and interest on, the outstanding Notes of such series on the dates such installments of interest or principal and premium are due and, if the Notes of such series are to be called for redemption as described in clause (c) below, to pay and discharge the redemption price on the Notes called for redemption on the applicable redemption date;

(b)    no default with respect to that series shall have occurred and be continuing on the date of the deposit described in clause (a) above (other than certain defaults resulting from borrowings incurred to fund the deposit) and, solely in the case of covenant defeasance, no default described in clause (d) or (e) of the definition of “Event of Default” with respect to the Notes of such series shall have occurred at any time during the period ending on and including the date of such deposit;

(c)     if the monies or Government Obligations or combination thereof, as the case may be, deposited under clause (a) above are sufficient to pay the principal of (and premium, if any) and interest on the Notes of such series or any portion thereof to be redeemed on a particular redemption date, the Company shall have given to the Trustee irrevocable instructions to redeem such Notes on such date and shall have made arrangements satisfactory to the Trustee for the giving of notice of such redemption by the Trustee in the name, and at the expense, of the Company;

(d)    the Company shall have delivered to the Trustee an opinion of counsel, (x) in the case of defeasance, stating that either (i) the Internal Revenue Service has published a ruling or the Company has received a ruling from the Internal Revenue Service, or (ii) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and (y) in the case of covenant defeasance, to the effect that the holders of the Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(e)     the Company shall have delivered to Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance or covenant defeasance, as applicable, under the Indenture have been complied with.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, Employees or Agents

The Indenture provides that no recourse will be had for the payment of principal of, or the premium, if any, or interest, if any, on any Note, or for any claim based thereon or otherwise in respect thereof or the indebtedness represented thereby, or upon any obligation, covenant or agreement of the Indenture or any supplemental indenture, against any incorporator, stockholder, officer, director, employee or agent, as such, past, present or future, of ours or of any successor person thereof under any constitutional provision, statute or rule of law or by the enforcement of any assessment or penalty or otherwise. Each holder, by accepting the Notes, waives and releases all such liability.

Concerning Our Relationship with the Trustee, Security Registrar and Paying Agent

U.S. Bank Trust Company, National Association will act as Trustee, Security Registrar and Paying Agent under the Indenture. We maintain customary banking relationships in the ordinary course of business with the Trustee and its affiliates.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

For purposes of this “Description of the Notes,” the following definitions are applicable:

“Attributable Debt” means, as to any particular lease under which any person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate of 15% per annum, compounded monthly. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, as the case may be, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Business Day” when used in respect of any Place of Payment or any other particular location referred to in the Indenture or in the Notes, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in that Place of Payment or other location are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries, and other than any such transaction or series of related transactions in which the holders of the Company’s Voting Stock outstanding immediately prior thereto hold Voting Stock of the transferee person representing a majority of the voting power of the transferee person’s Voting Stock immediately after giving effect thereto;

(2)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its subsidiaries) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of the Company’s Voting Stock representing a majority of the voting power of the Company’s outstanding Voting Stock;

(3)    the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving person (or its parent) immediately after giving effect to such transaction; or

(4)    the adoption by our shareholders of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company or other person and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company or other person immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company or other person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company or other person.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade or withdrawal). However, a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in, or withdrawal of, rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in, or withdrawal of, rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our request that the reduction or withdrawal was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Change of Control Triggering Event). If a Rating Agency is not providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Commission” means the United States Securities and Exchange Commission, as constituted from time to time.

“Consolidated Net Total Assets” means the total amount of assets of the Company and its consolidated subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), all as set forth on the most recent consolidated balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles (which calculation shall give pro forma effect to any Material Acquisition or Material Disposition consummated by the Company or its consolidated subsidiaries since the date of such balance sheet and on or prior to the date of determination, as if such Material Acquisition or Material Disposition had occurred on the date of such consolidated balance sheet).

“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for borrowed money.

“DTC” means, for purposes of this “Description of the Notes,” The Depository Trust Company, its nominees and their respective successors.

“Government Obligations” means securities that are (a) direct obligations of the government that issued the currency in which the Notes of a particular series are payable or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the government or entity that issued the currency in which the Notes of such series are payable, the payment of which is unconditionally guaranteed by such government, which, in either case, are full faith and credit obligations of the government payable in such currency and are not callable or redeemable at the option of the issuer thereof and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest or principal of the Government Obligation evidenced by such depositary receipt.

“Industrial Development Bonds” means obligations issued by a State, a Commonwealth, a Territory or a possession of the United States of America, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a) of the Internal Revenue Code of 1986, as amended (or any similar provision), as in effect at the time of the issuance of such obligations.

“Interest Payment Date” when used with respect to any Notes, means the date specified in such Notes as the fixed date on which an installment of interest is due and payable.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB– or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Lien” means any pledge, mortgage, lien, encumbrance and security interest.

“Material Acquisition” means any acquisition by the Company or any of its subsidiaries of (a) equity interests in any person if, after giving effect thereto, such person will become a subsidiary of the Company or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any person (in the case of clauses (a) and (b), including as a result of a merger or consolidation); provided that, in the case of clauses (a) and (b), the aggregate consideration therefor exceeds $50,000,000.

“Material Disposition” means any sale, transfer or other disposition by the Company or any of its subsidiaries of (a) all or substantially all the issued and outstanding equity interests in any person that are owned by the Company or any of its subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any person; provided that, in the case of clauses (a) and (b), such sale, transfer or other disposition yields net proceeds to the Company or any of its subsidiaries in excess of $50,000,000.

“Maturity” means the date on which the principal (or premium, if any) of such Note or an installment of principal becomes due and payable as provided by the Indenture or the Note, whether at the stated maturity or by declaration of acceleration, call for redemption, offer to purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.

“Place of Payment” means, when used with respect to the Notes of any series, the place or places where the principal of (and premium, if any) and interest on such Notes are payable, as contemplated by the Indenture.

“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Total Assets, other than any such manufacturing plant or warehouse or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) (a) which is financed by Industrial Development Bonds or (b) which, in the opinion of the board of directors of the Company (or any duly authorized committee thereof), is not of material importance to the total business conducted by the Company and its subsidiaries, taken as a whole.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to provide rating services to issuers or investors or fails to make a rating of the applicable series of Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization,” as defined under Section 3(a)(62) of the Exchange Act, appointed by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be; provided that we shall give notice of such appointment to the Trustee.

“Record Date” as such term relates to the payment of interest on the 2029 Notes or the 2033 Notes, as the case may be, means each of the dates specified under the heading “— Interest on the Notes.”

“S&P” means S&P Global Ratings, and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

“Wholly-Owned Domestic Manufacturing Subsidiary” means any subsidiary of which, at the time of determination, all of the outstanding capital stock (other than directors’ qualifying shares) is owned by the Company directly and/or indirectly and which, at the time of determination, is primarily engaged in manufacturing, except a subsidiary that (a) neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, (b) is engaged primarily in the finance business, including, without limitation thereto, financing the operations of, or the purchase of products which are products of or incorporate products of, the Company and/or its subsidiaries, or (c) is primarily engaged in ownership and development of real estate, construction of buildings, or related activities, or a combination of the foregoing. In the event that there shall at any time be a question as to whether a subsidiary is primarily engaged in manufacturing or is described in the foregoing clause (a), (b) or (c), such matter shall be determined for all purposes of the Indenture by a board resolution.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of Notes to non-U.S. holders (as defined below) that acquire the Notes for cash at their original issue price pursuant to this offering. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“U.S. Treasury Regulations”), judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address specific tax consequences that may be relevant to particular persons in light of their individual circumstances, including, for example, entities or arrangements classified as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, dealers in securities or currencies, individual retirement accounts and other tax deferred accounts and persons in special situations, such as those who hold the Notes as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments. This summary applies only to beneficial owners of Notes that hold such Notes as capital assets (generally, property held for investment purposes) for U.S. federal income tax purposes. In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate tax, Medicare contribution tax, any alternative minimum tax, special tax accounting rules under Section 451(b) of the Code or other U.S. federal tax laws or under the laws of any state, local or non-U.S. jurisdiction. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Holders should consult their tax advisors as to the particular U.S. federal tax considerations to them of the ownership and disposition of Notes, as well as the effects of other U.S. federal, state, local and non-U.S. tax laws.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Notes who, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity that is subject to U.S. federal income tax as a corporation) that is created or organized under the laws of the United States, or any state thereof or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (B) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. A “non-U.S. holder” is a holder that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is the holder of Notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities or arrangements that are classified as partnerships for U.S. federal income tax purposes and persons holding Notes through any such entity or arrangement should consult their tax advisor.

Interest

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on interest paid on the Notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, in the case of certain applicable tax treaties, if such interest is not attributable to a permanent establishment or fixed base within the United States maintained by the non-U.S. holder) and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation directly or indirectly related to us through stock ownership, and (C) certifies to its non-U.S. status on IRS Form W-8BEN or W-8BEN-E (or other applicable form) and no withholding is required pursuant to FATCA (as discussed below).

Alternatively, a non-U.S. holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid on the Notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain applicable tax treaties, is attributable to a permanent establishment or fixed base within the United States) (generally, by providing an IRS Form W-8ECI).

However, to the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain applicable tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may also be subject to a 30% U.S. branch profits tax (or lower treaty rate, if applicable). If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain applicable tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will generally be subject to U.S. withholding tax on interest payments, currently at a rate of 30%.

To claim an exemption from or a reduced rate of withholding under an applicable tax treaty, a non-U.S. holder must generally provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form).

Disposition

A non-U.S. holder will generally not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange or other disposition of a Note (except to the extent such amount is attributable to accrued but unpaid stated interest, which would be taxable as described above), unless:

(1)    the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to a permanent establishment or fixed base within the United States); or

(2)     in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are satisfied.

If the first exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such non-U.S. holder’s capital gains allocable to U.S. sources (including gains from the sale, exchange, or other disposition of the Notes) exceed its timely reported capital losses allocable to U.S. sources.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on interest payable on the Notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which the Notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on the Notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable payor that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. If an interest payment is both subject to withholding under the Foreign Account Tax Compliance Act and subject to the withholding tax discussed above under “—Interest,” an applicable withholding agent may credit the withholding under the Foreign Account Tax Compliance Act against, and therefore reduce, such other withholding tax. Prospective investors should consult their tax advisors regarding the possible implications of these rules on an investment in the Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes (including an interest in a Note) by (i) “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any of the foregoing described in clauses (i) and (ii) (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA and/or Section 4975 of the Code (a “Covered Plan”), and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine, among other things, whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. A fiduciary of a Plan should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment, including, but not limited to, the matters discussed above under “Risk Factors,” in determining whether an investment in the Notes satisfies these requirements.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code, and the transaction may need to be reversed.

The acquisition and/or holding of Notes (including interests in Notes) by a Covered Plan with respect to which we, any underwriter or any of our or their respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the Notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that potentially may apply to the acquisition and holding of the Notes or interests. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than, and receives no less than, adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Each fiduciary of a Covered Plan considering acquiring and/or holdings the Notes or interests in Notes in reliance on any of these or any other exemption should carefully review the exemption in consultation with its legal advisors to assure it is applicable. There can be no assurance that any of the above-noted exemptions or any other exemption will be available, or that all of the conditions of any such exemptions will be satisfied with respect to any or all prohibited transactions involving the Notes.

Plans (including entities) that are (or whose assets constitute the assets of) governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in section 3(33) of ERISA) that have not made an election under section 410(d) of the Code and non-United States plans, while not generally subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may be subject to Similar Laws that include similar requirements. Fiduciaries of any such Plans should consult with their legal advisors regarding the potential consequences of an investment in the Notes under any applicable Similar Laws before purchasing any Notes or interests in Notes.

Because of the foregoing, the Notes (including interests therein) should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

By acceptance of the Notes or any beneficial interest therein, each purchaser and subsequent transferee of the Notes or such interests will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to purchase or hold the Notes (or any beneficial interest therein) constitutes assets of any Plan, or (ii) the purchase and holding of the Notes (or any beneficial interest therein) by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws and neither we, any underwriter or any of our or their respective affiliates, agents or representatives has acted or will act in a fiduciary capacity with respect to its investment in the Notes, unless an exemption, the requirements of which have all been satisfied, applies.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or other violations, it is particularly important that fiduciaries or other persons considering purchasing or holding the Notes (including any beneficial interest therein) on behalf of, or with the assets of, any Plan, consult with their advisors regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be necessary, and if so applicable, to the purchase and/or holding of the Notes or interest.

Nothing herein shall be construed as a representation or recommendation that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate or advisable for Plans generally or any particular Plan.

Each purchaser and holder of the Notes (including an interest in a Note) has the exclusive responsibility for ensuring that its purchase and holding of the Notes complies with the fiduciary responsibility rules of Title I of ERISA and does not violate the prohibited transaction rules of ERISA or Section 4975 of the Code or any applicable Similar Laws. Neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally, and such purchasers of any Notes (or beneficial interests therein) should consult and rely on their own advisors as to whether an investment in the Notes is suitable for the Plan.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, BofA Securities, Inc. and Goldman Sachs & Co. LLC are acting as representatives, have severally, and not jointly, agreed to purchase from us, and we have agreed to sell, the principal amount of Notes of each series listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Name	Principal Amount of 2029 Notes	Principal Amount of 2033 Notes
Morgan Stanley & Co. LLC	$150,000,000	$150,000,000
J.P. Morgan Securities LLC	127,500,000	127,500,000
BofA Securities, Inc.	97,500,000	97,500,000
Goldman Sachs & Co. LLC	97,500,000	97,500,000
Barclays Capital Inc.	45,000,000	45,000,000
Citigroup Global Markets Inc.	45,000,000	45,000,000
HSBC Securities (USA) Inc.	45,000,000	45,000,000
Wells Fargo Securities, LLC	45,000,000	45,000,000
BMO Capital Markets Corp.	7,500,000	7,500,000
BNP Paribas Securities Corp.	7,500,000	7,500,000
Commerz Markets LLC	7,500,000	7,500,000
Deutsche Bank Securities Inc.	7,500,000	7,500,000
ICBC Standard Bank Plc	7,500,000	7,500,000
Intesa Sanpaolo IMI Securities Corp.	7,500,000	7,500,000
Loop Capital Markets LLC	7,500,000	7,500,000
MUFG Securities Americas Inc.	7,500,000	7,500,000
Siebert Williams Shank & Co., LLC	7,500,000	7,500,000
SG Americas Securities, LLC	7,500,000	7,500,000
SMBC Nikko Securities America, Inc.	7,500,000	7,500,000
Standard Chartered Bank	7,500,000	7,500,000
UniCredit Capital Markets LLC	7,500,000	7,500,000
Total	$750,000,000	$750,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the Notes offered by this prospectus supplement if any of these Notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the Notes directly to the public at the applicable public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.200% of the principal amount of the 2029 Notes and 0.375% of the principal amount of the 2033 Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.150% of the principal amount of the 2029 Notes and 0.225% of the principal amount of the 2033 Notes to certain other dealers. After the initial public offering of the Notes, the underwriters may change the offering price and other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

	Per Note	Total
2029 Notes	0.350%	$2,625,000
2033 Notes	0.625%	$4,687,500
Total	—	$7,312,500

We estimate that our expenses of this offering, excluding the underwriting discount, will be approximately $3.4 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We expect to deliver the Notes against payment therefor on or about November 4, 2026, which is the second business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+2”). Pursuant to Rule 15c6-1 under the Securities Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and should conduct their advisors.

The Notes are new issues of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the Notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active trading market for the Notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the Notes may be adversely affected.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the note to be higher than it might be in the absence of these purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain Relationships

In the ordinary course of their various business activities, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with Carrier and its affiliates, for which they have received or may receive customary fees and commissions. For example, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as administrative agent, and certain of the underwriters or their affiliates are acting as agents, lenders and/or arrangers under our Revolving Credit Facility. Each receives customary compensation in connection therewith. Certain of the underwriters and/or their respective affiliates may hold some of our 2027 Notes and may receive a portion of the proceeds from this offering as a result.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of Carrier. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Selling Restrictions

Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) or the accompanying prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one or more of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exception from the prohibition on offers to the public under the POATRs.

The communication of this prospectus supplement and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement and the accompanying prospectus are only being distributed to, and are directed only at, and any offer subsequently made may only be directed at, (A) persons outside the UK, or (B) persons in the UK (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or (ii) who are high net worth companies (or persons to whom they may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK, by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in only with, relevant persons.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The Notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws, regulations and ministerial guidelines of Japan.

Korea

The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, directly or indirectly, to any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the prospectus supplement and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Singapore

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes or the offering has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes or the offering may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law, (4) as specified in Section 276(7) of the SFA or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes or the offering is intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Notes or offering constitutes a prospectus pursuant to the FinSA and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Notes or offering may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.

United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the Notes or the offering do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the Notes or the offering have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom, LLP, New York, New York, will pass on certain aspects of the validity of the Notes offered in this prospectus supplement. Simpson Thacher & Bartlett LLP, New York, New York will pass upon certain legal matters for the Underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information regarding us with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

We maintain a website at www.ir.carrier.com that contains information regarding our company, including copies of reports and other information we file with the SEC. We also provide these documents free of charge to any holders of Notes requesting a copy by writing to:

Carrier Global Corporation
13995 Pasteur Boulevard
Palm Beach Gardens, FL 33418
Attention: Investor Relations Department

Information contained on or connected to any website referenced in this prospectus supplement or the accompanying prospectus is not incorporated into this prospectus supplement or accompanying prospectus, or in any filings with, or any information furnished or submitted to, the SEC.

You should rely only on the information contained in this prospectus supplement, accompanying prospectus and the documents incorporated herein. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement; the information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, information deemed to be “furnished” and not “filed” under SEC rules and regulations) after the date of this prospectus supplement. The documents we incorporate by reference are:

•        our Annual Report on Form 10-K for the year ended December 31, 2025 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 3, 2026, incorporated by reference therein);

•        our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, June 30, 2026 and September 30, 2026; and

•        our Current Reports on Form 8-K filed with the SEC on April 16, 2026 and July 24, 2026.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. We will also provide a copy of any or all of the documents incorporated by reference into this prospectus supplement (excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement), without charge, to each person to whom a copy of this prospectus supplement has been delivered, upon written request directed to our address described above.

Prospectus

CARRIER GLOBAL CORPORATION

Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

_____________________________

We may offer, issue and sell, together or separately, from time to time in one or more offerings:

•        shares of our common stock;

•        shares of our preferred stock, which may be issued in one or more series;

•        debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;

•        warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•        subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities; and

•        purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities.

Certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

_____________________________

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

_____________________________

Investing in our securities involves a number of risks. See “Risk Factors” on page 6 before you make your investment decision.

We or a selling securityholder may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “CARR.” On October 30, 2026, the last reported sale price of our common stock as reported on NYSE was $53.63 per share. Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________________

The date of this prospectus is November 2, 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we or a selling securityholder may offer and sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we or a selling securityholder may offer. Each time we or a selling securityholder sells securities, we or a selling securityholder will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we nor any selling securityholder has authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us or any selling securityholder. Neither we nor any selling securityholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any selling securityholder is making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, the terms “Carrier Global Corporation,” “Carrier,” the “Company,” “we,” “our” and “us” refer to Carrier Global Corporation and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•        our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 5, 2026;

•        the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 from our definitive proxy statement on Schedule 14A, filed with the SEC on March 3, 2026;

•        our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026, June 30, 2026 and September 30, 2026, filed with the SEC on April 30, 2026, July 28, 2026 and October 29, 2026, respectively;

•        our Current Reports on Form 8-K, filed with the SEC on April 16, 2026 and July 24, 2026; and

•        the description of our common stock contained in our Information Statement, filed as Exhibit 99.1 to Amendment No. 1 to our Registration Statement on Form 10 (File No. 001-39220), filed with the SEC on March 11, 2020, including any amendment or report filed for the purpose of updating such description, including exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Carrier Global Corporation
Investor Relations
13995 Pasteur Boulevard
Palm Beach Gardens, Florida 33418
(561) 365-2000

In addition, we make available, free of charge on our website at www.ir.carrier.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports, as soon as reasonably practicable after such documents are filed with, or furnish them to, the SEC. Other than information expressly incorporated by reference into this prospectus, information contained on, or accessible through, our website is not incorporated by reference into, and does not constitute a part of, this prospectus or any accompanying prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any documents incorporated by reference contain statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “intend,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident,” “scenario” and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax rates and other measures of financial performance or potential future plans, strategies or transactions of Carrier, Carrier’s plans with respect to our indebtedness and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation:

•        the effect of economic conditions in the industries and markets in which Carrier and our businesses operate in the U.S. and globally and any changes therein, including financial market conditions, inflationary cost pressures, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction, the impact of weather conditions, pandemic health issues, natural disasters and the financial condition of our customers and suppliers;

•        challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services;

•        future levels of capital spending and research and development spending;

•        future availability of credit and factors that may affect such availability, including credit market conditions and Carrier’s capital structure and credit ratings;

•        the timing and scope of future repurchases of Carrier’s common stock, including market conditions and the level of other investing activities and uses of cash;

•        delays and disruption in the delivery of materials and services from suppliers;

•        cost reduction efforts and restructuring costs and savings and other consequences thereof;

•        new business and investment opportunities;

•        the outcome of legal proceedings, investigations and other contingencies;

•        the impact of pension plan assumptions on future cash contributions and earnings;

•        the impact of the negotiation of collective bargaining agreements and labor disputes;

•        the effect of uncertainty and/or changes in political conditions in the U.S. and other countries in which Carrier and our businesses operate, including the effect of uncertainty and/or changes in U.S. trade policies, on general market conditions, global trade policies, the imposition of tariffs, and currency exchange rates in the near term and beyond;

•        the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which we and our businesses operate;

•        the ability of Carrier to retain and hire key personnel;

•        the scope, nature, impact or timing of acquisition and divestiture activity, such as our acquisition of the VCS Business and our portfolio transformation transactions, including among other things integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs;

•        a determination by the IRS and other tax authorities that the distribution of Carrier from RTX Corporation or certain related transactions should be treated as taxable transactions; and

•        risks associated with current and future indebtedness, as well as our ability to reduce indebtedness and the timing thereof.

This prospectus includes important information as to risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. The forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed from time to time in our other filings with the SEC.

THE COMPANY

Carrier Global Corporation is a global leader in intelligent climate and energy solutions with a focus on providing differentiated, digitally-enabled lifecycle solutions to its customers. Our portfolio includes industry-leading brands such as Carrier, Viessmann, Toshiba, Automated Logic and Carrier Transicold that offer innovative heating, cooling and cold chain solutions to enhance the lives we live and the world we share. We also provide a broad array of related building services, including audit, design, installation, system integration, repair, maintenance and monitoring. Our operations are classified into four segments: Climate Solutions Americas, Climate Solutions Europe, Climate Solutions Asia Pacific, Middle East & Africa and Climate Solutions Transportation.

Our principal executive offices are located at 13995 Pasteur Boulevard, Palm Beach Gardens, Florida 33418 and our telephone number is (561) 365-2000. We maintain a website at www.carrier.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequent filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of indebtedness, and possible business acquisitions.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, warrants, subscription rights and purchase contracts that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

General

The following description briefly summarizes the material terms of our capital stock that is contained in our amended and restated certificate of incorporation and amended and restated bylaws. These summaries do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of our amended and restated certificate of incorporation and our amended and restated bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. You should read our amended and restated certificate of incorporation and our amended and restated bylaws (along with the applicable provisions of Delaware law) for complete information regarding our capital stock. The following also summarizes certain relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Since the terms of the DGCL are more detailed than the general information provided below, you should read the actual provisions of the DGCL for complete information. As used in this “Description of Capital Stock,” the terms “Carrier Global Corporation,” the “Company,” “we,” “our” and “us” refer to Carrier Global Corporation, a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of 4,000,000,000 shares of common stock, par value $0.01 per share, and 250,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of October 15, 2026, approximately 818,160,206 shares of our common stock were outstanding, all of which are fully paid and nonassessable.

Common shareowners are entitled to one vote for each share held on all matters submitted to a vote of shareowners.

Common shareowners are entitled to share equally in the dividends, if any, that may be declared by our board of directors (the “Board”) out of funds that are legally available to pay dividends, but only after payment of any dividends required to be paid on outstanding preferred stock, if any. Upon any voluntary or involuntary liquidation, dissolution or winding up of Carrier, the common shareowners will be entitled to share ratably in all assets of Carrier remaining after we pay all of our debts and other liabilities and any amounts we may owe to the holders of our preferred stock, if any.

Common shareowners do not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of common shareowners are subject to the rights of the shareowners of any series of preferred stock that we will or may designate and issue.

Delaware law and our amended and restated bylaws permit us to issue uncertificated shares of common stock.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If there are differences between the prospectus supplement relating to a particular series of preferred stock and this prospectus, the prospectus supplement will control. We will file a copy of the certificate of amendment to our certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.

Our Board has been authorized to provide for the issuance of up to 250,000,000 shares of our preferred stock in multiple series without the approval of shareowners. With respect to each series of our preferred stock, our Board has the authority to fix the following terms:

•        the designation of the series, which may be by distinguishing number, letter or title;

•        the number of shares within the series;

•        whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•        the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•        whether the shares are redeemable, the redemption price and the terms of redemption;

•        the amount payable for each share if we dissolve or liquidate;

•        whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•        any restrictions on issuance of shares in the same series or any other series;

•        voting rights applicable to the series of preferred stock; and

•        any other rights, priorities, preferences, restrictions or limitations of such series.

The right of a holder of preferred stock to receive payment in respect thereof upon any liquidation, dissolution or winding up of us will be subordinate to the rights of our general creditors.

Charter and Bylaw Provisions

Ten individuals serve on the Board. At each annual meeting of shareowners, the entire Board is elected for a term of one year. Carrier’s amended and restated bylaws provide that the Board may, from time to time, designate the number of directors; however, the number may not be less than five nor more than 14. Vacancies on the Board (except in an instance where a director is removed by shareowners and the resulting vacancy is filled by shareowners) may be filled by a vote of the majority of the directors then in office, even if less than a quorum.

Carrier’s amended and restated bylaws establish advance notice procedures with respect to shareowner proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of the Board. Eligible shareowners are permitted to include their own director nominees in Carrier’s proxy materials under the circumstances set forth in the amended and restated bylaws. Generally, a shareowner or a group of up to 20 shareowners, who has maintained continuous qualifying ownership of at least 3 percent of Carrier’s outstanding common stock for at least three years, is permitted to include director nominees constituting up to 20 percent of the Board in the proxy materials for an annual meeting of shareowners if such shareowner or group of shareowners complies with the other requirements set forth in the proxy access provision.

Carrier’s amended and restated bylaws include an exclusive forum provision. This provision provides that, unless Carrier consents in writing to the selection of an alternative forum, the sole and exclusive forum for various types of suits will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Such suits include (1) any derivative action or proceeding brought on behalf of Carrier, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer or other employee of Carrier to the company or to Carrier’s shareowners, (3) any action asserting a claim against Carrier or any current or former director or officer or other employee of Carrier arising pursuant to any provision of the DGCL or Carrier’s amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended from time to time), (4) any action asserting a claim related to or involving Carrier that is governed by the internal affairs doctrine or (5) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. Under Carrier’s amended and restated bylaws, to the fullest extent permitted by law, this exclusive forum provision applies to state and federal law claims, including claims under the federal securities laws, including the Securities Act and the Exchange Act, although Carrier shareowners will not be deemed to have waived Carrier’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find the exclusive forum provision contained in Carrier’s amended and restated bylaws to be inapplicable or unenforceable.

Carrier’s amended and restated certificate of incorporation and amended and restated bylaws provide that any action permitted to be taken at an annual or special meeting of shareowners may be effected by the written consent of shareowners if certain conditions are satisfied in accordance with Carrier’s amended and restated certificate of incorporation and amended and restated bylaws.

Carrier’s amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of shareowners may be called only by the Chairman of the Board or the Chief Executive Officer, a majority of Carrier’s whole Board, or the Secretary at the written request of shareowners with qualifying ownership of at least 15 percent of the outstanding shares of Carrier capital stock entitled to vote generally in the election of directors and subject to the provisions and conditions set forth in Carrier’s amended and restated certificate of incorporation and amended and restated bylaws.

Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Certain of the provisions of Carrier’s amended and restated certificate of incorporation and amended and restated bylaws discussed above and below could discourage a proxy contest or the acquisition of control of a substantial block of our stock. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Carrier, even though an attempt to obtain control of Carrier might be beneficial to Carrier and its shareowners.

Carrier’s amended and restated certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law. The amended and restated bylaws include provisions indemnifying our directors, officers and employees to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary. The amended and restated bylaws additionally include provisions relating to reimbursement by Carrier of expenses reasonably incurred by our current and former directors and officers in advance of the final disposition of any such proceeding, and permitting the Chief Executive Officer or the Chief Legal Officer and the Chief Financial Officer acting together to reimburse the expenses of our current and former employees, agents and fiduciaries in advance of the final disposition of any such proceeding.

Change of Control

Section 203 of the DGCL, under certain circumstances, may make it more difficult for a person who is an “Interested Stockholder,” as defined in Section 203, to effect various business combinations with a corporation for a three-year period. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. However, Carrier’s amended and restated certificate of incorporation and amended and restated bylaws do not exclude us from these restrictions, and these restrictions apply to us.

Listing

Our common stock is listed on the NYSE under the symbol “CARR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and U.S. Bank Trust Company, National Association, as trustee, or such other trustee named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•        the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•        any applicable subordination provisions for any subordinated debt securities;

•        the maturity date(s) or method for determining same;

•        the interest rate(s) or the method for determining same;

•        the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•        whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•        redemption or early repayment provisions;

•        authorized denominations;

•        if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•        place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•        the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•        whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•        whether the debt securities are secured and the terms of such security;

•        the amount of discount or premium, if any, with which the debt securities will be issued;

•        any covenants applicable to the particular debt securities being issued;

•        any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•        the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•        the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•        the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•        our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•        any restriction or conditions on the transferability of the debt securities;

•        provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•        additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•        provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•        any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

Any material United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•        the offering price;

•        the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•        the number of warrants offered;

•        the exercise price and the amount of securities you will receive upon exercise;

•        the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•        the rights, if any, we have to redeem the warrants;

•        the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•        the name of the warrant agent; and

•        any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the securityholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•        the price, if any, for the subscription rights;

•        the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•        the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•        the extent to which the subscription rights are transferable;

•        any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•        any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•        the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•        the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•        if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities, preferred securities or U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling securityholders may be parties to a registration rights agreement with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each selling securityholder and the number of and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•        through agents;

•        to or through underwriters who may act directly or through a syndicate represented by one or more managing underwriters;

•        through dealers;

•        through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        in exchange for our outstanding indebtedness;

•        directly to purchasers, through a specific bidding, auction or other process; or

•        through a combination of any of these methods.

If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will describe the terms of the exchange, and the identity and the terms of sale of the securities offered under this prospectus.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices that may be changed, at market prices prevailing at the time of sale or prices related to prevailing market prices or at negotiated prices.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement or pricing supplement for that transaction. Unless otherwise indicated in the prospectus supplement or pricing supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act.

If we utilize an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of securities. We will describe any of these activities in the prospectus supplement.

If a dealer is utilized in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process, if utilized.

Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may be our customers, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

In addition, we or the selling securityholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or the selling securityholders or others to settle such sales and may use securities received from us to close out any related short positions. We or the selling securityholders may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We or the selling securityholders will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Carrier Global Corporation

$750,000,000 5.000% Notes due 2029

$750,000,000 5.350% Notes due 2033

Joint Book-Running Managers

Morgan Stanley
J.P. Morgan
BofA Securities
Goldman Sachs & Co. LLC
Barclays
Citigroup
HSBC
Wells Fargo Securities

Co-Managers

BMO Capital Markets
BNP PARIBAS
COMMERZBANK
Deutsche Bank Securities
ICBC Standard Bank
IMI – Intesa Sanpaolo
Loop Capital Markets
MUFG
Siebert Williams Shank
SMBC Nikko
SOCIETE GENERALE
Standard Chartered Bank
UniCredit

November 2, 2026